UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2019

VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3676 (Commission File Number)	54-0649263 (IRS Employer Identification Number)

6348 Walker Lane
Alexandria, VA	22310
(Address of Principal Executive Offices)	(Zip Code)

(703) 960-4600
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.05 per share	VSEC	The NASDAQ Global Select Market

Securities registered pursuant to Section 12(g) of the Act:  None

VSE CORPORATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of the Registrant

On November 26, 2019, VSE Corporation (“VSE” or the “Company”) and a majority of its wholly owned subsidiaries (collectively, the "Borrowers") entered into a First Amendment to Fourth Amended and Restated Business Loan and Security Agreement (the "Current Loan Agreement") with Citizens Bank, N.A. and a syndicate of nine other banks ("Lenders"). The Current Loan Agreement amends and restates VSE's prior Fourth Amended and Restated Business Loan Agreement, dated as of January 5, 2018, with Citizens Bank, N.A. and other Lenders (the "Previous Loan Agreement"). VSE entered into the Current Loan Agreement to refinance its outstanding debt under the Previous Loan Agreement, to finance any permitted acquisitions and for working capital support, letters of credit, capital expenditures and general corporate purposes.

Under the Previous Loan Agreement, the outstanding principal balance under the Company’s term loan facility was approximately $73.3 million immediately prior to the execution of the Current Loan Agreement. The Company also had capacity of up to $300 million under its revolving loan facility included in the Previous Loan Agreement. The Current Loan Agreement provided for (a) an additional term loan facility of $123 million subject to repaying at the closing the then $73.3 million principal amount of the term loan and reducing the revolving loan facility by approximately $50 million, and (B) a $50 million increase in the revolving loan facility for a total revolving loan facility of $350 million (which includes an increase to $25 million in the letter of credit sub-facility and an increase to $15 million in the swing-line sub-facility). In total, the Current Loan Agreement provided the Borrowers an additional $100 million in committed funding. At closing on the Current Loan Agreement, the Company borrowed $123.3 million under the term loan facility and used such borrowed funds to pay its outstanding principal balance under the term loan and reduce the balance of its revolving loan facility by approximately $50 million.

The Current Loan Agreement maintains the same maturity date of January 5, 2023 for both the term loan facility and the revolving loan facility, as provided in the Previous Loan Agreement. As also provided in the Previous Loan Agreement, the Current Loan Agreement continues to permit the Borrowers to increase up to a maximum aggregate amount of $100 million either the term loan facility, the revolving loan facility or both facilities. It also requires VSE to hedge the rate of interest on no less than 50% of the outstanding amount of the $100 million initial term loan for three years, which VSE commenced on February 6, 2018. The Current Loan Agreement also provides the Borrowers with certain more favorable terms, including in respect of the total funded debt to EBITDA ratio financial covenant required under the Previous Loan Agreement.

The Current Loan Agreement is secured by substantially all of the assets of the Borrowers and contains certain financial covenants, including a total funded debt to EBITDA ratio and fixed charge coverage ratio, customary representations and warranties, and other affirmative and negative covenants. These include limitations or restrictions on indebtedness, change of control of VSE or any of its subsidiaries, purchases of VSE's common stock, payment of cash dividends in excess of $6 million in any fiscal year, loans or advances from the Borrowers, bid and performance bonds, financial product obligations, asset dispositions, and acquisitions. The Current Loan Agreement defines events of default and acceleration provisions. The foregoing description of the Current Loan Agreement does not constitute a complete summary of its terms and conditions, and reference is made to the complete text of the Current Loan Agreement that is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number
10.1	*	First Amendment to Fourth Amended and Restated Business Loan and Security Agreement, dated as of November 26, 2019, by VSE Corporation and subsidiaries, Citizens Bank N.A. and other Lenders
	*	Fourth Amended and Restated Business Loan and Security Agreement, dates as of January 5, 2018, by VSE Corporation and subsidiaries, Citizens Bank of Pennsylvania and other Lenders
99.1		Release dated December 2, 2019, announcing “VSE Corporation increases Availability Under Amended Loan Agreement By $100 million"
* The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplemental copies of such omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VSE CORPORATION
(Registrant)

Date:	December 2, 2019	/s/ Thomas M. Kiernan
Thomas M. Kiernan
Vice President, General Counsel and Secretary